MAYTAG CORPORATION

                                   Exhibit 12

                       Ratio of Earnings to Fixed Charges.





                               MAYTAG CORPORATION
                                   Exhibit 12
               Computation of Ratio of Earnings to Fixed Charges
                (Amounts in thousands of dollars except ratios)


                                       Year Ended December 31
                         1999       1998        1997       1996       1995

   Consolidated
   pretax
   income from
   continuing
   operations before
   minority interest
   and extraordinary
   item               $ 530,851  $ 470,885   $ 300,555  $ 228,237  $  59,804

   Interest expense      59,259     62,765      58,995     43,006     52,087

   Depreciation of
   capitalized
   interest               2,750      2,952       2,530      1,553      1,695

   Interest portion
   of rental expense      7,740      7,764       6,989      6,448      8,789

   Earnings           $ 600,600  $ 544,366   $ 369,069  $ 279,244  $ 122,375


   Interest expense   $  59,259  $  62,765   $  58,995  $  43,006  $  52,087

   Interest
   capitalized               72         17       4,191      8,905      2,534

   Interest portion
   of rental expense      7,740      7,764       6,989      6,448      8,789

   Fixed charges      $  67,071  $  70,546   $  70,175  $  58,359  $  63,410


   Ratio of earnings
   to fixed charges        8.95       7.72        5.26       4.78       1.93